Exhibit 10.1

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Agreement”) made as of this 21st day of January, 2011 for the benefit of Bohai Pharmaceuticals Group, Inc., a company incorporated under the laws of Nevada, USA (the “Company”), having its principal place of business at c/o Yantai Bohai Pharmaceuticals Group Co. Ltd., No. 9 Daxin Road, Zhifu District, Yantai, Shandong Province, China, by the person or entity listed on the signature page hereto under the heading “Subscriber” (the “Subscriber”).

WHEREAS, the Company desires to sell up to an aggregate of 1,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), for a per share purchase price of RMB16.55675 (US$2.50 per share);

WHEREAS, the Subscriber desires to purchase Shares from the Company on such terms; and

WHEREAS, the offer and sale of the Shares by the Company (the “Offering”) is being made in reliance upon the provisions of Regulation S (“Regulation S”) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”);

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the Company and the Subscriber do hereby agree as follows

1.             Agreement to Subscribe

1.1           Purchase and Issuance of the Shares.  The Subscriber is hereby subscribing for the number of Shares indicated on the signature page hereto by the caption, “Number of Shares Subscribed for” (the “Subscriber’s Shares”) which Subscriber Shares will be issued solely to the Subscriber.  The aggregate purchase price for such Subscriber’s Shares (the “Purchase Price”) is indicated on the signature page hereto by the caption, “Purchase Price.”

1.2           Delivery of the Purchase Price.  Upon execution of this Agreement, the Subscriber shall be bound to fulfill its obligations hereunder and hereby irrevocably commits to deliver to the Company, on the date hereof, the Purchase Price (payable in RMB) by bank check, wire transfer or such other form of payment as shall be acceptable to the Company, in its sole and absolute discretion.

2.             Representations and Warranties of the Subscriber

The Subscriber represents and warrants to the Company that:

2.1           Subscriber.  The information concerning the Subscriber provided by the Subscriber to the Company (including the information regarding the Subscriber set forth on the signature page hereto) is true, complete and accurate in all respects.  The Subscriber has provided to the Company a true, complete and accurate copy of his, her or its People’s Republic of China identification card or other valid photo identification.

2.2           Intent.  The Subscriber is purchasing the Shares solely for investment purposes, for the Subscriber’s own account and not for the account or benefit of any U.S. Person (as defined below) or any other person or entity (whether located in the People’s Republic of China or elsewhere), and not with a view towards the distribution or dissemination thereof.  The Subscriber has no present arrangement to sell the Shares to or through any person or entity.  The Subscriber understands that the Shares must be held indefinitely unless such Shares are resold in accordance with the provisions of Regulation S, are subsequently registered under the Securities Act or an exemption from registration is available.

2.3           No Obligation to Register Shares.  The Subscriber understands that the Company is under no obligation to register the Shares under the Securities Act, or to assist the Subscriber in complying with the Securities Act or the securities laws of any state of the United States or of any foreign jurisdiction other than as expressly provided herein.

2.4           Investment Experience.  The Subscriber, or the Subscriber’s professional advisors, have such knowledge and experience in finance, securities, taxation, investments and other business matters as to evaluate investments of the kind described in this Agreement.  By reason of the business and financial experience of the Subscriber or his or her professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), the Subscriber can protect his or her own interests in connection with the transactions described in this Agreement.  The Subscriber is able to afford the loss of his, her or its entire investment in the Shares.

2.5           Independent Investigation.  The Subscriber, in making the decision to purchase the Shares, has relied upon an independent investigation of the Company and has not relied upon any information or representations made by any third parties or upon any oral or written representations or assurances from the Company, its officers, directors or employees or any other representatives or agents of the Company, other than as set forth in this Agreement.  The Subscriber is familiar with the business, operations and financial condition of the Company and has had an opportunity to ask questions of, and receive answers from, the Company’s officers and directors concerning the Company and the terms and conditions of the offering of the Shares and has had full access to such other information concerning the Company as the Subscriber has requested.

2.6           Authority.  This Agreement has been validly authorized, executed and delivered by the Subscriber and is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement by the Subscriber does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Subscriber is a party.

2.7           No Advice from Company.  The Subscriber acknowledges that he, she or it has had the opportunity to review this Agreement, the exhibits hereto (including the risk factors relating to the Company attached hereto) and the transactions contemplated by this Agreement with the Subscriber’s own legal counsel and investment and tax advisors.  Except for any statements or representations of the Company made in this Agreement, the Subscriber is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of its representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

2.8           Reliance on Representations and Warranties.  The Subscriber understands that the Shares are being offered and sold to the Subscriber in reliance on exemptions contained in specific provisions of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Subscriber set forth in this Agreement in order to determine the applicability of the exemptions contained in such provisions.

2.9           Regulation S Exemption.  The Subscriber understands that the Shares are being offered and sold to him, her or it in reliance on an exemption from the registration requirements of United States federal and state securities laws under Regulation S promulgated under the Securities Act and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Subscriber set forth herein in order to determine the applicability of such exemptions and the suitability of the Subscriber to acquire the Shares.  In this regard, the Subscriber represents, warrants and agrees that:

(i)           The Subscriber is not a U.S. Person  and is not an affiliate (as defined in Rule 501(b) under the Securities Act) of the Company and is not acquiring the Shares for the account or benefit of a U.S. Person.  A “U.S. Person” means any one of the following:

(A)           any natural person resident in the United States of America;

(B)           any partnership, limited liability company, corporation or other entity organized or incorporated under the laws of the United States of America;

(C)           any estate of which any executor or administrator is a U.S. Person;

(D)           any trust of which any trustee is a U.S. Person;

(E)           any agency or branch of a foreign entity located in the United States of America;

(F)           any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

(G)           any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States of America; and

(H)           any partnership, company, corporation or other entity if:

  (1)           organized or incorporated under the laws of any foreign jurisdiction; and

  (2)           formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.

(ii)           At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, the Subscriber was outside of the United States.

(iii)           The Subscriber will not, during the period commencing on the date of issuance of the Shares and ending on the first anniversary of such date, or such shorter period as may be permitted by Regulation S or other applicable securities law (the “Restricted Period”), offer, sell, pledge or otherwise transfer the Shares in the United States, or to a U.S. Person for the account or for the benefit of a U.S. Person, or otherwise in a manner that is not in compliance with Regulation S.

(iv)           The Subscriber will, after expiration of the Restricted Period, offer, sell, pledge or otherwise transfer the Shares only pursuant to registration under the Securities Act or an available exemption therefrom and, in accordance with all applicable state and foreign securities laws.

(v)           The Subscriber was not in the United States engaged in, and prior to the expiration of the Restricted Period will not engage in, any short selling of or any hedging transaction with respect to the Shares, including without limitation, any put, call or other option transaction, option writing or equity swap.

(vi)           Neither the Subscriber nor or any person acting on his behalf has engaged, nor will engage, in any directed selling efforts to a U.S. Person with respect to the Shares and the Subscriber and any person acting on his or her behalf have complied and will comply with the “offering restrictions” requirements of Regulation S under the Securities Act.

(vii)           The transactions contemplated by this Agreement have not been pre-arranged with a buyer located in the United States or with a U.S. Person, and are not part of a plan or scheme to evade the registration requirements of the Securities Act.

(viii)           Neither the Subscriber nor any person acting on its behalf has undertaken or carried out any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States, its territories or possessions, for any of the Shares.  The Subscriber agrees not to cause any advertisement of the Shares to be published in any newspaper or periodical or posted in any public place and not to issue any circular relating to the Shares, except such advertisements that include the statements required by Regulation S under the Securities Act, and only offshore and not in the U.S. or its territories, and only in compliance with any local applicable securities laws.

(ix)           The Subscriber has carefully reviewed and completed the investor questionnaire annexed hereto as Exhibit B.

2.10        No Advertisements.  The Subscriber is not subscribing for the Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio or via the Internet, or presented at any seminar or meeting.

2.11        Legend.  The Subscriber acknowledges and agrees that the Shares shall bear a restricted legend (the “Legend”), in the form and substance as set forth in Section 4 hereof, prohibiting the offer, sale, pledge or transfer of the securities, except (i) pursuant to an effective registration statement filed under the Securities Act, (ii) in accordance with the applicable provisions of Regulation S, promulgated under the Securities Act, (iii) pursuant to an exemption from registration provided by Rule 144 under the Securities Act (if available), and (iv) pursuant to any other exemption from the registration requirements of the Securities Act or for estate planning purposes (subject to any escrow restrictions).

2.12        Economic Considerations.  The Subscriber is not relying on the Company, or its affiliates or agents with respect to economic considerations involved in this investment.  The Subscriber has relied solely on his or her own advisors.

2.13        Compliance with Laws.  Any resale of the Shares during the “distribution compliance period” as defined in Rule 902(f) to Regulation S shall only be made in compliance with exemptions from registration afforded by Regulation S.  Further, any such sale of the Shares in any jurisdiction outside of the United States will be made in compliance with the securities laws of such jurisdiction.  The Subscriber will not offer to sell or sell the Shares in any jurisdiction unless the Subscriber obtains all required consents, if any.

2.14        Investment Commitment.  The Subscriber's overall commitment to investments which are not readily marketable is not disproportionate to the Subscriber's net worth, and an investment in the Shares will not cause such overall commitment to become excessive.

2.15        Receipt of Information.  The Subscriber has received all documents, records, books and other information pertaining to the Subscriber’s investment in the Company that has been requested by the Subscriber.

2.16        Information Available.  The Subscriber acknowledges it has avail itself of full access to the Company’s public reports filed with the SEC, which reports can be retrieved from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

2.17        No Reliance.  Other than as set forth herein, the Subscriber is not relying upon any other information, representation or warranty by the Company or any officer, director, stockholder, agent or representative of the Company in determining to invest in the Shares.  The Subscriber has consulted, to the extent deemed appropriate by the Subscriber, with the Subscriber’s own advisers as to the financial, tax, legal and related matters concerning an investment in the Shares and on that basis believes that its investment in the Shares is suitable and appropriate for the Subscriber.

2.18        No Governmental Review.  The Subscriber is aware that no federal or state agency has (i) made any finding or determination as to the fairness of this investment, (ii) made any recommendation or endorsement of the Shares or the Company, or (iii) guaranteed or insured any investment in the Shares or any investment made by the Company.

2.19        Potential Loss of Investment; Risk Factors.  The Subscriber understands that an investment in the Shares is a speculative investment which involves a high degree of risk and the potential loss of his or her entire investment. The Subscriber has considered carefully and understands the risks associated with an investment in the Shares, a summary of which risks is annexed hereto as Exhibit A.

3.           Representations and Warranties of the Company

The Company represents and warrants to the Subscriber that:

3.1          Valid Issuance of Capital Stock.  The total number of shares of all classes of capital stock which the Company has authority to issue is 150,000,000 shares of Common Stock.  As of the date hereof, the Company has 16,977,221 shares of Common Stock issued and outstanding.  All of the issued shares of capital stock of the Company have been duly authorized, validly issued, and are fully paid and non-assessable.

3.2          Organization and Qualification.  The Company is a corporation duly incorporated and existing in good standing under the laws of Nevada and has the requisite corporate power to own its properties and assets and to carry on its business as now being conducted.

4.           Legends, etc.

4.1          Legend. Each certificate representing the Shares shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THESE SECURITIES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT.”
“TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION.  HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

4.2           Subscriber’s Compliance. Nothing in this Section 4 shall affect in any way a Subscriber’s obligations and agreement to comply with all applicable securities laws upon resale of the Shares.

4.3           Company’s Refusal to Register Transfer of Shares. The Company shall refuse to register any transfer of the Shares not made in accordance with (i) the provisions of Regulation S, (ii) pursuant to an effective registration statement filed under the Securities Act, or (iii) pursuant to an available exemption from the registration requirements of the Securities Act.

5.           Governing Law; Jurisdiction; Waiver of Jury Trial

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, USA.

6.           Assignment; Entire Agreement; Amendment

6.1           Assignment. Neither this Agreement nor any rights hereunder may be assigned by any party to any other person other than by Subscriber to a person agreeing to be bound by the terms hereof.

6.2           Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them.

6.3           Amendment.  Except as expressly provided in this Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge, or termination is sought.

6.4           Binding Upon Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns.

7.           Notices; Indemnity

7.1           Notices. Unless otherwise provided herein, any notice or other communication to a party hereunder shall be sufficiently given if in writing and personally delivered or sent by facsimile with copy sent in another manner herein provided or sent by courier (which for all purposes of this Agreement shall include Federal Express or other recognized overnight courier) or mailed to said party by certified mail, return receipt requested, at its address provided for herein or such other address as either may designate for itself in such notice to the other and communications shall be deemed to have been received when delivered personally, on the scheduled arrival date when sent by next day or 2-day courier service, or if sent by facsimile upon receipt of confirmation of transmittal or, if sent by mail, then three days after deposit in the mail.

7.2           Indemnification.  The Subscriber shall indemnify and hold the Company and its officers, directors, employees, agents and affiliates harmless from and against any loss, cost or damages (including reasonable attorney’s fees and expenses) incurred as a result of the Subscriber’s breach of any representation, warranty, covenant or agreement in this Agreement.

8.           Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.  Such counterparts may be delivered by facsimile or other electronic transmission, which shall not impair the validity thereof.

9.           Survival; Severability

9.1           Survival. The representations, warranties, covenants and agreements of the parties hereto shall survive the date hereof and the issuance of the Shares.

9.2           Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

10.           Titles and Subtitles

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

[Signature page follows]

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year this subscription has been accepted by the Company as set forth below.

Number of Shares
Subscribed For:	Print Name of Subscriber

_________________

Purchase Price: RMB_________	By:
(Signature of Subscriber or
Authorized Signatory)

Address:

Telephone:

Fax:

Identification Number

If the Shares will be held as joint tenants, tenants in common, or community property, please complete the following:

Print name of spouse or other co-subscriber

Signature of spouse or other co-subscriber

Print manner in which Shares will be held

Identification Number

ACCEPTANCE OF SUBSCRIPTION

Name of Subscriber

ACCEPTED BY:

BOHAI PHARMACEUTICALS GROUP, INC.

By:
Name:
Title:

Date: __________________, 2011

Accepted for ___________ Shares

Exhibit A

RISK FACTORS

You should carefully consider the risks described below as well as other information provided to you in our Annual Report on Form 10-K for the year ended June 30, 2010, including information in the section of such document entitled “Cautionary Note Regarding Forward Looking Statements.”  Our business, operations and financial condition are subject to various significant risks.  Some of these risks are described below and you should take these risks into account in making a decision to invest in our securities.  If any of the following risks actually occurs, we may not be able to conduct our business as currently planned and our business, financial condition or results of operations could be seriously harmed.  In that case, the market price of our common stock could decline and you could lose all or part of your investment in our securities.

Risks Related to Our Business

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

Our limited operating history in the traditional Chinese herbal medicines industry may not provide a meaningful basis for evaluating our business.  Bohai entered into its current line of business in September 2004.  Although Bohai’s revenues have grown rapidly since its inception, we cannot guarantee that we will maintain profitability or that we will not incur net losses in the future.  We will continue to encounter risks and difficulties that companies at a similar stage of development frequently experience, including the potential failure to:

•	obtain sufficient working capital to support our expansion;

•	maintain or protect our intellectual property;

•	maintain our proprietary technology;

•	expand our product offerings and maintain the quality of our products;

•	manage our expanding operations and continue to fill customers’ orders on time;

•	maintain adequate control of our expenses allowing us to realize anticipated revenue growth;

•	implement our product development, marketing, sales and acquisition strategies and adapt and modify them as needed;

•	integrate any future acquisitions; and

•
anticipate and adapt to changing conditions in the Chinese herbal medicine industry resulting from changes in government regulations, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

If we are unable to address any or all of the foregoing risks, our business may be materially and adversely affected.

We will likely need to raise additional funds in the future to grow our business, which funds may not be available on acceptable terms or at all, and, without additional funds, we may not be able to maintain or expand our business.

We expect that the net proceeds from our January 2010 private placement, together with cash generated from our operations, will be sufficient to fund our projected operations for at least the next 12 months.  It is likely however that in the future we will require substantial funds in order to fund operating expenses and growth plans to develop manufacturing, marketing and sales capabilities and to cover public company costs.  Without enough funds, we may not be able to meet these goals.  We may seek additional funding through public or private financing or through collaborative arrangements with strategic partners.

You should also be aware that in the future:

•	We cannot be certain that additional capital will be available on favorable terms, if at all;

•	Any available additional financing may not be adequate to meet our goals; and

•	Any equity financing would result in dilution to our stockholders.

If we cannot raise additional funds when needed, or on acceptable terms, we may not be able to effectively execute our growth strategy, take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements.  In addition, we may be required to scale back or discontinue our production and development program, or obtain funds through strategic alliances that may require us to relinquish certain rights.

We have significant short-term debt obligations, which mature in less than one year.  Our inability to extend the maturities of, or to refinance, this debt could result in defaults, and in certain instances, foreclosures on our assets.  Moreover, we may be unable to obtain financing to fund ongoing operations and future growth.

We currently depend on short-term bank loans and net revenues to meet our short-term cash requirements.  As of June 30, 2010, our total bank debt outstanding was RMB 29.95 million (approximately $ 4.41 million as of June 30, 2010) which carries maturity periods ranging from six months to one year, while the short-term and revolving nature of these credit facilities is common in China.  The majority of this debt is guaranteed by third-parties and our CEO, Mr. Qu, and a portion is secured by our inventories and fixed assets.  In China, short-term bank loans generally mature in one year or less and contain no specific renewal terms.  However, it is customary practice for banks and borrowers to negotiate roll-overs or renewals of short-term borrowings on an on-going basis shortly before they mature.  Although we have renewed our short-term borrowings in the past, we cannot assure you that we will be able to renew these loans in the future as they mature.  If we are unable to obtain renewals of these loans or sufficient alternative funding on reasonable terms from banks or other parties, we will have to repay these borrowings with the cash on our balance sheet or cash generated by our future operations, if any.

Moreover, we cannot assure you that our business will generate sufficient cash flow from operations to repay these borrowings.  Failure to obtain extensions of the maturity dates of, or to refinance, these obligations or to obtain additional equity financing to meet these debt obligations would result in an event of default with respect to such obligations and could result in the foreclosure on the collateral.  The sale of such collateral at foreclosure would significantly disrupt our ability to produce products for our customers in the quantities required by customer orders or deliver products in a timely fashion, which could significantly lower our revenues and profitability.

In addition, we may be exposed to changes in interest rates.  If interest rates increase substantially, our results of operations could be adversely affected.

We have a significant payment that we are required to make by March 31, 2011 in connection with a land-use right purchase agreement.

On February 22, 2010, we entered into a land-use right purchase agreement with Shandong Yantai Bureau of Land and Resources, pursuant to which we acquired the land use right for a parcel of land totaling 333,335 square meters for RMB 97,500,000 (approximately $14,320,100).  As of June 30, 2010, we have paid approximately RMB 50,000,000 (approximately $7,343,700), which is included in Prepayment for Land Use Right on the accompanying consolidated balance sheets.  In addition, we paid RMB 12,160,000 (approximately $1,796,000) in July 2010 and the remaining balance of RMB 35,340,000 (approximately $5,180,400) is required to be paid before March 31, 2011.

We currently believe that we will generate sufficient cash flow from operations and have access to the capital resources necessary to fund our requirements. However, there is a risk that we may not generate sufficient cash flow from operations or otherwise have access to financing on favorable terms, or at all. Failure to make the land-use right payment when due would result in an event of default with respect to such obligations and could result in, among other things, the forfeiture of the land-use right along with the deposit in the amount of RMB 20,000,000 (approximately $2,937,480), which could cause a material deterioration in our financial condition or operating results.

We have not yet developed comprehensive independent corporate governance.

As of the date of this Annual Report, we have no audit, compensation, or nominating committees of our board of directors and have not established formal corporate governance procedures.  A lack of independent controls over our corporate affairs may result in inadequate board supervision of our management generally, or potential or actual conflicts of interest between Mr. Qu and our stockholders.  We presently have no policy to resolve such conflicts.  The absence of customary standards of corporate governance may cause our board to be unaware of corporate actions in China or leave our stockholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and therefore our reputation may become tainted, which could adversely impact our stock price and cause potential investors to be reluctant to provide us with funds necessary to expand our operations.

We have been heavily dependent on sales of four key products.

Four of our products, namely Tongbi Capsules, Tongbi Tablets, Lung Nourishing Cream and Tongshangning Tablets represented approximately 25.68%, 14.62%, 26.18%, and 13.02%, respectively, of total sales for the fiscal year ended June 30, 2010. We expect that a significant portion of our future revenue will continue to be derived from sales of these four products. If one or more of these products were to become subject to a problem such as loss of Certificates of Protected Variety of Traditional Chinese Medicine, unexpected side effects, regulatory proceedings, publicity adversely affecting user confidence or pressure from competing products, or if a new, more effective treatment should be introduced, the negative impact on our revenues could be significant. We held the Certificates of Protected Variety of Traditional Chinese Medicine (Grade Two) issued by State Food and Drug Administration of China (“SFDA”) for Tongbi Capsules and Shangtongning Tablets which gave exclusive or near-exclusive rights to manufacture and distribute these two medicines. These certificates expired in September 2009 and we have filed an application for extending the protection period on March 12, 2009 for Tongbi Capsules. We can not assure you that we will obtain the approvals to renew the Certificate of Protected Variety of Traditional Chinese Medicine and the loss of such protection will have a material adverse effect on our revenues. If we are unable to obtain approvals, these products can be manufactured and sold by other pharmaceutical manufacturers in China once the relevant protection periods elapse, which would increase our competition and potentially have an adverse effect on our sales.

We may not be able to adequately protect our intellectual property, which could cause us to be less competitive and negatively impact our business.

We regard our trademarks, trade secrets, patents and similar intellectual property as critical to our success.  We hold the trademark “Xian Ge” registered with the PRC Trademark Bureau under the State Administration for Industry and Commerce with a valid term effective through February 23, 2013.  We have received a patent in the PRC for lung nourishing cream with its production method for the treatment of Lung Qi Deficiency Cough and Chronic Bronchitis.  If we are unable to obtain or maintain registered intellectual property protections for our proprietary products or methods, these products or methods could be infringed upon, which could materially adversely affect our business.

We rely on trademark, patent and trade secret law, as well as confidentiality agreement with certain of our employees to protect our proprietary rights.  For senior managers, we include a standard confidentiality clause into the employment agreement to prevent them from disclosing the formula or processing procedure to outside parties. No assurance can be given that our intellectual property will not be challenged, invalidated, infringed or circumvented, or that our intellectual property rights will provide competitive advantages to us.  Any material impairment of our intellectual property rights could have a material adverse effect on our business.

The availability of counterfeit versions of our products could adversely affect our sales volume, revenue and profitability and brand value.

The availability of sales of counterfeits of our products in China could adversely impact our sales and potentially damage the value and reputation of our brands.  For example, in 2010 we discovered evidence of a counterfeit Tongbi Capsule sold in China which we believe infringes on our intellectual property rights.  We have addressed this situation with applicable PRC authorities and do not believe it will adversely affect our company, but similar situations may arise in the future which could adversely impact our sales, profitability and brand value.  Additionally, consumers who mistake counterfeit Tongbi Capsules or counterfeits of our other products for our products may attribute quality and efficacy deficiencies in the counterfeit product to our brands and discontinue purchasing our brands, which would have an adverse effect on our sales and profitability.

We face competition in the pharmaceutical market in the PRC and such competition could cause our sales revenue and profits to decline.

According to SFDA in China, there were approximately 5,071 pharmaceutical manufacturing companies in the PRC as of the end of June 2004, of which approximately 3,237 manufacturers obtained certificates of Good Manufacturing Practices Certification (“GMP”).  After GMP certification became a mandatory requirement on July 1, 2004, approximately 1,834 pharmaceutical manufacturers were forced to cease production.  Only the 3,237 pharmaceutical manufacturers with GMP certifications may continue their manufacturing operations.  As of the end of 2006, there were 4,682 enterprises manufacturing medicines and formulation in China.  The certificates, permits, and licenses required for pharmaceutical operation in the PRC create a potentially significant barrier for new competitors seeking entrance into the market.  Despite these obstacles, we face competitors that will attempt to create, or are already marketing, products in the PRC that are similar to ours.  Many of our current and potential competitors have significantly longer operating histories and significantly greater managerial, financial, marketing, technical and other competitive resources, as well as greater name recognition, than we do.  These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers or adopt more aggressive pricing policies.  We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

Our business depends and will depend substantially on the continuing efforts of our present and future executive officers, and our business may be severely disrupted if we lose, are unable to obtain or unable to replace their services.

Our future prospects depend substantially on the continued services of our President, Chief Executive Officer and Chairman of the Board, Mr. Qu.  We have no employment agreement with Mr. Qu and do not maintain key man life insurance on Mr. Qu’s life.  We also have other corporate officers and key employees, and if Mr. Qu or one or more of our future executive officers or key employees are unable or unwilling to continue in their positions, we may not be able to replace them readily, if at all.  Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain new officers.  In addition, if any of our executives joins a competitor or forms a competing company, we may lose some of our customers.

Our business and growth will suffer if we are unable to hire and retain key personnel that are in high demand.

Our future performance depends on our ability to attract and retain highly skilled chemists, pharmaceutical engineers, technical, marketing and sales personnel, especially qualified personnel for our operations in China.  Qualified individuals are in high demand in China, and there are insufficient experienced personnel to fill the demand.  Therefore, we may not be able to attract or retain the personnel we need to succeed.  Our business development would be hindered if we lost the services of some key personnel.

Our business is highly dependent on continually developing or acquiring new and advanced products, technologies, and processes and failure to do so may cause us to lose our competitiveness in the pharmaceutical industry and may cause our profits to decline.

To remain competitive in the pharmaceutical industry, it is important to continually develop new and advanced products, technologies and processes.  There is no assurance that our competitors’ new products, technologies and processes will not render our company’s existing products obsolete or non-competitive.  Our company’s competitiveness in the pharmaceutical market therefore relies upon our ability to enhance our current products, introduce new products, and develop and implement new technologies and processes.  Our company’s failure to technologically evolve and/or develop new or enhanced products may cause us to lose our competitiveness in the pharmaceutical industry and may cause our profits to decline.  It is likely that our efforts to grow our products lines will be focused on acquisitions of such products from third parties.  There are many risks attendant to the acquisition of assets or companies, including availability, pricing, competition and, if acquisitions are consummate, integration.  If we are unable to so acquire and integrate new products, our revenue and profitability may suffer.

Our research and development may be costly and/or untimely, and there are no assurances that our research and development will either be successful or completed within the anticipated timeframe, if ever at all.

We do not presently rely on research and development activities as our business is focused on expanding sales of our existing products.  However, in the future, the research and development of new products may play an important role for our company.  Development of new products requires significant research, development and clinical testing efforts, and we currently have limited resources to devote to and limited capabilities to conduct the development of new products.  We have only one full-time employee who is engaged in research and development, so we mainly dependent on a third-party, Yantai Tianzheng Medicine Research and Development Co., Ltd., to perform the limited amount of research and development that we undertake.  If research and development activities become more important for us, and if we or third parties that we retain are unable to perform research and development successfully, our business and results of operations could be negatively impacted.

As of the date of this Annual Report, we have two products, namely Forsythia Capsule and Fern Injection, under research and development. The research and development of new products is costly and time consuming, and there are no assurances that our research and development of new products will either be successful or completed within the anticipated time frame, if ever at all.  There are also no assurances that if the product is developed, that it will lead to actual commercialization and sales.

The commercial performance of our products depends upon the degree of market acceptance among the medical community and failure to attain market acceptance among the medical community may have an adverse impact on our operations and profitability.

The commercial performance of our products depends upon the degree of market acceptance among the medical community, such as hospitals and physicians.  Even if our products are approved by SFDA, and even if our products are eligible for reimbursement under Chinese national medical insurance programs, there is no assurance that physicians will prescribe or recommend our products to patients.  Furthermore, a product’s prevalence and use at hospitals may be contingent upon our relationship with the medical community.  The acceptance of our products among the medical community may depend upon several factors, including but not limited to, the product’s acceptance by physicians and patients as a safe and effective treatment, cost effectiveness, potential advantages over alternative treatments, and the prevalence and severity of side effects.  Failure to attain market acceptance among the medical community may have an adverse impact on our operations and profitability.

We may not be able to obtain the regulatory approvals or clearances that are necessary to commercialize our products.

The PRC and other countries impose significant statutory and regulatory obligations upon the manufacture and sale of pharmaceutical products.  Each regulatory authority typically has a lengthy approval process in which it examines pre-clinical and clinical data and the facilities in which the product is manufactured.  Regulatory submissions must meet complex criteria to demonstrate the safety and efficacy of the ultimate products. Addressing these criteria requires considerable data collection, verification and analysis. We may spend time and money preparing regulatory submissions or applications without assurances as to whether they will be approved on a timely basis or at all.

Our product candidates, some of which are currently in the early stages of development, will require significant additional development and pre-clinical and clinical testing prior to their commercialization. These steps and the process of obtaining required approvals and clearances can be costly and time-consuming. If our potential products are not successfully developed, cannot be proven to be safe and effective through clinical trials, or do not receive applicable regulatory approvals and clearances, or if there are delays in the process:

•	the commercialization of our products could be adversely affected;

•	any competitive advantages of the products could be diminished; and

•	revenues or collaborative milestones from the products could be reduced or delayed.

Governmental and regulatory authorities may approve a product candidate for fewer indications or narrower circumstances than requested or may condition approval on the performance of post-marketing studies for a product candidate. Even if a product receives regulatory approval and clearance, it may later exhibit adverse side effects that limit or prevent its widespread use or that would force us to withdraw the product from the market.

Any marketed product and its manufacturer will continue to be subject to strict regulation after approval. Results of post-marketing programs may limit or expand the further marketing of products. Unforeseen problems with an approved product or any violation of regulations could result in restrictions on the product, including its withdrawal from the market and possible civil actions.

In manufacturing our products we will be required to comply with applicable good manufacturing practices regulations, which include requirements relating to quality control and quality assurance, as well as the maintenance of records and documentation. If we cannot comply with regulatory requirements, including applicable good manufacturing practice requirements, we may not be allowed to develop or market the product candidates. If we or our manufacturers fail to comply with applicable regulatory requirements at any stage during the regulatory process, we may be subject to sanctions, including fines, product recalls or seizures, injunctions, refusal of regulatory agencies to review pending market approval applications or supplements to approve applications, total or partial suspension of production, civil penalties, withdrawals of previously approved marketing applications and criminal prosecution.

Our current and future products may have inadvertent and/or harmful side effects which would expose us to the risks of litigation and a loss of revenue.

All medicines have certain side effects.  Although all of our medicines sold on market have passed proper testing and are approved by SFDA, the products may still inadvertently adverse effects on the health of the consumers. If such side effect is identified after marketing and sale of the products, the products may be required to be withdrawn from the market, or have a change in labeling. If a product liability claim is brought against us, it may, regardless of merit or eventual outcome, result in damage to our reputation, breach of contracts with consumers, decreased demand for our products, costly litigation and loss of revenue.

Natural disasters, weather conditions and other environmental factors affect our raw material supply, and a reduction in the quality or quantity of our herb supplies may have material adverse consequences on our financial results.

Our business may be adversely affected by weather and environmental factors beyond our control, such as natural disasters and adverse weather conditions.  The production of our products depends on the availability of raw materials, a significant portion of which are herbs.  These herbs tend to be very sensitive crops, which can be readily damaged by harsh weather, by disease, and by pests.  If our suppliers’ crops are destroyed by drought, flood, storm, blight, or the other woes of farming, we will not be able to meet the demands of our customers, which will have a material adverse effect on our business and financial condition and results.

Our certificates, permits, and license are subject to governmental control and renewal, and the failure to obtain renewal would cause all or part of our operation to be suspended and have a material adverse effect on our financial condition.

We are subject to various PRC laws and regulations pertaining to the pharmaceutical industry.  We have obtained certain certificates, permits, and licenses required for the operation of a pharmaceutical enterprise and the manufacturing and distribution of pharmaceutical products in the PRC.  Some of the permits and license have expired or are about to expire.  We hold a Permit for the Production of Medicine (Lu Zb20050330) issued by Shandong Branch of SFDA on January 1, 2006 which allows us to engage in the production of tablets, capsules, granules, syrup, concentrated decoctions, tincture (for oral use) and medical wine.  Such permit expires on December 31, 2010 and is material to our business.  We also hold a GMP Certificate (No. Lu K0587) issued by Shandong Branch of SFDA on June 18, 2009, the scope of inspection of which is tablets, capsules, granules, syrup, concentrated decoctions, tincture and medical wine.  Such certificate expires on June, 14, 2014.  The Permit for the Production of Medicine and GMP certificates are each valid for a term of five years and must be renewed before their expiration.

We hold a Drug Approval Number (“DAN”) for each of our products, and the valid terms of such DANs have expired.  We submitted the applications for re-registration on June 29, 2007 which were accepted by SFDA, although the approvals have not yet been granted.  We have been advised that the approval processes for these drugs have been started to be reviewed by the Shandong Branch of SFDA.  During the renewal period, we will be permitted to continue manufacturing these drugs as if the renewals had been approved.  Our license to produce medical wine has a term valid through December 31, 2010.

During the application or renewal process for our licenses and permits, we will be evaluated and re-evaluated by the appropriate governmental authorities and must comply with the prevailing standards and regulations, which may change from time to time.  In the event that we are not able to obtain or renew the certificates, permits and licenses, all or part of our operations may be suspended by the government, which would have a material adverse effect on our business and financial condition.  Furthermore, if escalating compliance costs associated with governmental standards and regulations restrict or prohibit any part of our operations, it may adversely affect our results of operations and profitability.

We held the Certificates of Protected Variety of Traditional Chinese Medicine (Grade Two) (the “Certificate of Protection”) issued by SFDA for two of our products, Tongbi Capsules and Shangtongning Tablets.  The protection periods for both Tongbi Capsules and Shangtongning Tablets expired in September 2009.  We have submitted application to extend the protection periods for Tongbi Capsules to extend such protection period on March 12, 2009 and SFDA has recently started its review process.  We have decided to not submit an extension application for Shangtongning Tablets, because the SFDA will not approve a Certificate of Protection for Shangtongning Tablets or any other products that are currently produced by more than three manufacturers in China. Our inability to regain the Certificate of Protection for Tongbi Capsules, which is one of our leading products, and the loss of the Certificate of Protection for our product Shangttongning Tablets, may grant other manufactures the right to produce similar products, which would result in the loss of competitive advantage and could adversely impact our sales results.

Our failure to fully comply with PRC labor laws, including laws relating to social insurance, may expose us to potential liability and increased costs.

Companies operating in China must comply with a variety of labor laws, including certain pension, health insurance, unemployment insurance and other welfare-oriented payment obligations.  Our failure to comply with these laws could have a material adverse effect on our business.  For example, we are currently paying social insurance for our 129 full-time employees.  We also have 304 sales representatives that we believe we are not required to pay social insurance for as these sales representatives are not legally employees of ours, but are rather independent contractors. We have not paid social insurance for 195 of our full-time employees whose personal identification files cannot be transferred to us since they are not registered residents in Yantai, Shandong Province, and as an alternative we have paid these employees compensations included in their monthly salary with an amount equals to the amount of monthly social insurance that we are required to pay and the employees could pay the social insurance by themselves.  We believe these employees have been covered by social insurance and we are not required to make any contributions to the government in addition to the amount we have paid to these employees.  However, our interpretation of these requirements may be wrong, and the PRC regulatory authorities may not take the same view as we do on this subject.  If the PRC regulatory authorities take the view that we are required to pay social insurance for our independent contractors or other employees, our failure to make previous payments may be in violation of applicable PRC labor laws and we cannot assure you that PRC governmental authorities will not impose penalties on us for failure to comply.  In addition, in the event that any current or former employee files a complaint with the PRC government, we may be subject to making up the social insurance payment obligations as well as paying administrative fines.  The total cost of these payments and any related fines or penalties could be very significant and could have a material adverse effect on our working capital.

In addition, the new PRC Labor Contract Law took effect January 1, 2008 and governs standard terms and conditions for employment, including termination and lay-off rights, contract requirements, compensation levels and consultation with labor unions, among other topics.  In addition, the law limits non-competition agreements with senior management and other employees who have access to confidential information to two years and imposes restrictions or geographical limits.  This new labor contract law will increase our labor costs, which could adversely impact our results of operations.

We are subject to PRC government price control of drugs which may limit our profitability and even cause us to stop manufacturing certain products.

The State Development and Reform Commission of the PRC (“SDRC”) and the price administration bureaus of the relevant provinces of the PRC in which the pharmaceutical products are manufactured are responsible for the retail price control over our pharmaceutical products.  The SDRC sets the price ceilings for certain pharmaceutical products in the PRC. All of our products except those under the protection periods are subject to such price controls as of the date of this Memorandum and we prices our medicines well under government-mandated caps. There is no assurance that whether our other products will remain unaffected by the price control.  Where our products are subject to a price ceiling, we will need to adjust the product price to meet the requirement and to accommodate for the pricing of competitors in the competition for market shares.  The price ceilings set by the SDRC may limit our profitability, and in some instances, such as where the price ceiling is below production costs, may cause us to stop manufacturing certain products which may adversely affect our results of operations.

Because we may not be able to obtain business insurance in the PRC, we may not be protected from risks that are customarily covered by insurance in the United States.

Business insurance is not readily available in the PRC. To the extent that we suffer a loss of a type which would normally be covered by insurance in the United States, such as product liability and general liability insurance, we would incur significant expenses in both defending any action and in paying any claims that result from a settlement or judgment. We have not obtained fire, casualty and theft insurance, and there is no insurance coverage for our raw materials, goods and merchandise, furniture and buildings in China. Any losses incurred by us will have to be borne by us without any assistance, and we may not have sufficient capital to cover material damage to, or the loss of, our production facility due to fire, severe weather, flood or other cause, and such damage or loss would have a material adverse effect on our financial condition, business and prospects.

We may be subject to product liability claims, for which we have no insurance.

We may produce products which inadvertently have an adverse pharmaceutical effect on the health of individuals.  Existing laws and regulations in China do not require us to maintain third party liability insurance to cover product liability claims.  However, if a product liability claim is brought against us, it may, regardless of merit or eventual outcome, result in damage to our reputation, breach of contracts with our customers, decreased demand for our products, costly litigations, product recalls, loss of revenue, and our inability to commercialize some products.

Our indemnification obligations could adversely affect our business, financial condition and results of operations.

Our governing documents require us to indemnify our current and former directors, officers, employees and agents against most actions of a civil, criminal, administrative or investigative nature.  Generally, we are required to advance indemnification expenses prior to any final adjudication of an individual’s culpability.  The expense of indemnifying our current and former directors, officers and employees and agents in their defense or related expenses as a result of any actions related to the internal investigation and financial restatement may be significant and in excess of any insurance coverage we may have.  As such, there is a risk that our indemnification obligations could divert needed financial resources and may adversely affect our business, financial condition and results of operations.

Potential environmental liability could have a material adverse effect on our operations and financial condition.

As a manufacturer, we are subject to various Chinese environmental laws and regulations on air emission, waste water discharge, solid wastes and noise.  We are in the process of applying for Pollution Discharge Permit, other than that we believe that our operations are in substantial compliance with current environmental laws and regulations. We can not assure you that we may not be able to comply with these regulations at all times as the Chinese environmental legal regime is evolving and becoming more stringent.  Therefore, if the Chinese government imposes more stringent regulations in future, we may have to incur additional and potentially substantial costs and expenses in order to comply with new regulations, which may negatively affect our results of operations.  Furthermore, no assurance can be given that all potential environmental liabilities have been identified or properly quantified or that any prior owner, operator, or tenant has not created an environmental condition unknown to us.  If we fail to comply with any of the present or future environmental regulations in any material aspects, we may suffer from negative publicity and be subject to claims for damages that may require us to pay substantial fines or have our operations suspended or even be forced to cease operations.

Risks Relating to the Our Corporate Structure

Our corporate structure, in particular the VIE Agreements, are subject to significant risks, as set forth in the following risk factors.

The PRC government may determine that the VIE Agreements which we utilize to control our operating subsidiary are not in compliance with applicable PRC laws, rules and regulations and that they are therefore unenforceable.

In the PRC it is widely understood that foreign invested enterprises are forbidden or restricted to engage in certain businesses or industries which are sensitive to the economy.  As we intend to centralize our management and operation in the PRC without being restricted to conduct certain business activities which are important for our current or future business but are restricted or might be restricted in the future, we believe our VIE Agreements will be essential for our business operation.  In order for WFOE to manage and operate our business through Bohai in the PRC, the VIE Agreements were entered into under which almost all the business activities of Bohai are managed and operated by WFOE and almost all economic benefits and risks arising from the business of Bohai are transferred to WFOE.

There are risks involved with the operation of Bohai under the VIE Agreements.  We have been advised by PRC legal counsel that if the PRC government determines the VIE Agreement used to control the operating company to be unenforceable as they circumvent the PRC restrictions relating to foreign investment restrictions, the relevant regulatory authorities would have broad discretion in dealing with such breach, including:

•	imposing economic penalties;

•	discontinuing or restricting the operations of WFOE or Bohai;

•	imposing conditions or requirements in respect of the VIE Agreements with which WFOE may not be able to comply;

•	requiring us to restructure the relevant ownership structure or operations;

•	taking other regulatory or enforcement actions that could adversely affect our business; and

•	revoking the business license and/or the licenses or certificates of WFOE, and/or voiding the VIE Agreements.

Any of these actions could have a material adverse impact on our business, financial condition and results of operations.

We depend upon the VIE Agreements in conducting our production, manufacturing and distribution of traditional Chinese herbal medicines in the PRC, which may not be as effective as direct ownership.

We conduct our production, manufacturing and distribution of traditional Chinese herbal medicines in the PRC and generate the revenues through the VIE Agreements.  The VIE Agreements may not be as effective in providing us with control over Bohai as direct ownership.  The VIE Agreements are governed by PRC laws and provide for the resolution of disputes through arbitration proceedings pursuant to PRC laws.  Accordingly, the VIE Agreements will be interpreted in accordance with PRC laws.  If Bohai or its shareholders fail to perform the obligations under the VIE Agreements, we may have to rely on legal remedies under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, and there is a risk that we may be unable to obtain these remedies.  The legal environment in China is not as developed as in other jurisdictions.  As a result, uncertainties in the PRC legal system could limit our ability to enforce the VIE Agreements.

The pricing arrangement under the VIE Agreements may be challenged by the PRC tax authorities.

We could face adverse tax consequences if the PRC tax authorities determine that the VIE Agreements were not entered into based on arm’s length negotiations.  If the PRC tax authorities determine that the VIE Agreements were not entered into on an arm’s length basis, they may adjust the income and expenses of our company for PRC tax purposes which could result in higher tax liability.

We rely on the approval certificates and business license held by Bohai and any deterioration of the relationship between WFOE and Bohai could materially and adversely affect the overall business operation of our company.

Pursuant to the VIE Agreements, our production, manufacturing and distribution of traditional Chinese herbal medicines in China is undertaken on the basis of the approvals, certificates and business license as well as other requisite licenses held by Bohai.  There is no assurance that Bohai will be able to renew its licenses or certificates when their terms expire with substantially similar terms as the ones they currently hold.

Further, our relationship with Bohai is governed by the VIE Agreements, which are intended to provide us, through our indirect ownership of WFOE, with effective control over the business operations of Bohai.  However, the VIE Agreements may not be effective in providing control over the applications for and maintenance of the licenses required for our business operations.  Bohai could violate the VIE Agreements, go bankrupt, suffer from difficulties in its business or otherwise become unable to perform its obligations under the VIE Agreements and, as a result, our operations, reputation, business and stock price could be severely harmed.

If WFOE exercises the purchase options over Bohai’s equity pursuant to the VIE Agreements, the payment of purchase prices could materially and adversely affect the financial position of our company.

Under the VIE Agreements, WFOE holds an option to purchase all or a portion of the equity of Bohai at a price, pro rata in case of not all, based on the capital paid in by the Bohai shareholders (namely, $2.94 million or RMB 20 million ).  In the case that applicable PRC laws and regulations require an appraisal of the equity interest or provide other restriction on the purchase price, the purchase price shall be the lowest price permitted under the applicable PRC laws and regulations. As Bohai is already a contractually controlled affiliate to our company, WFOE’s purchase of Bohai’s equity would not bring immediate benefits to our company and the exercise of the option and payment of the purchase prices could adversely affect the financial position of our company.

Risks Associated With Doing Business in China

There are substantial risks associated with doing business in China, some of which are addressed in the following risk factors.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

We are dependent on our relationship with the local government in the province in which we operate our business. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to the “protected” status of our products, the coverage of national health insurance for our products, taxation, environmental regulations, land use rights, property and other matters. The central or local governments of in the PRC jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Future inflation in China may inhibit our ability to conduct business in China. In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Our operations and assets in China are subject to significant political and economic uncertainties and we may lose all of our assets and operations if the Chinese government alters its policies to further restrict foreign participation in business operating in the PRC.

Changes in PRC laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition. Under its current leadership, the Chinese government has been pursuing economic reform policies that encourage private economic activities and greater economic decentralization. There is no assurance, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice. We may lose all of our assets and operations if the Chinese government alters its policies to further restrict foreign participation in business operating in the PRC.

We derive all of our sales in China and a slowdown or other adverse developments in the PRC economy may materially and adversely affect our customers, demand for our products and our business.

All of our sales are generated in China. We anticipate that sales of our products in China will continue to represent all of our total sales in the near future. Although the PRC economy has grown significantly in recent years, we cannot assure you that such growth will continue. The industry which we are involved in the PRC is relatively new and growing, but we do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the PRC economy which may affect demand for our products. In addition, the Chinese government also exercises significant control over Chinese economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Efforts by the Chinese government to slow the pace of growth of the Chinese economy could result in reduced demand for our products. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for our products and materially and adversely affect our business.

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert Chinese Renminbi into foreign currencies and, if Chinese Renminbi were to decline in value, reducing our revenue in U.S. dollar terms.

Our reporting currency is the U.S. dollar and our operations in China use their local currency as their functional currencies.  Substantially all of our revenue and expenses are in the Chinese currency, the Renminbi.  We are subject to the effects of exchange rate fluctuations with respect to any of these currencies.  For example, the value of the Renminbi depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market.  Since 1994, the official exchange rate for the conversion of the Renminbi to the U.S. dollar had generally been stable and the Renminbi had appreciated slightly against the U.S. dollar.  In July 2005, the Chinese government changed its policy of pegging the value of the Renminbi to the U.S. dollar.  Under this policy, which was halted in 2008 due to the worldwide financial crisis, the Renminbi was permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies.  In June 2010, the Chinese government announced its intention to again allow the Renminbi to fluctuate within the 2005 parameters.  It is possible that the Chinese government could adopt an even more flexible currency policy, which could result in more significant fluctuation of Renminbi against the U.S. dollar, or it could adopt a more restrictive policy.  We can offer no assurance that the Renminbi will be stable against the U.S. dollar or any other foreign currency.

Our financial statements are translated into U.S. dollars at the average exchange rates in each applicable period.  To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our international operations.  Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our international operations.  We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign consolidated subsidiaries into U.S. dollars in consolidation.  If there is a change in foreign currency exchange rates, the conversion of the foreign consolidated subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income.  In addition, we have certain assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency.  Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss.  We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future.  The availability and effectiveness of any hedging transaction may be limited and we may not be able to hedge our exchange rate risks.

The State Administration of Foreign Exchange (“SAFE”) restrictions on currency exchange may limit our ability to receive and use our sales revenue effectively and to pay dividends, and the restrictions may cause a delay in payment of interest on the Notes.

All of our sales revenue and expenses are denominated in the Chinese currency, Renminbi.  Under PRC law, the Renminbi is currently convertible under the “current account,” which includes dividends and trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans.  Currently, our PRC operating subsidiary, Bohai, may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of SAFE, by complying with certain procedural requirements.  However, the relevant PRC government authorities may limit or eliminate our ability to purchase foreign currencies in the future.  Since a significant amount of our future revenue will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside China that are denominated in foreign currencies.

All of our income is derived from the consulting fees we receive from Bohai through the VIE Agreements.  SAFE restrictions may delay the payment of dividends, since we have to comply with certain procedural requirement and we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from the profits of WFOE, and it thus may delay our payment of interest to the Notes holders.

Foreign exchange transactions by PRC operating subsidiaries under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with PRC government authorities, including SAFE.  In particular, if Bohai, our PRC operating subsidiary, borrows foreign currency through loans from us or other foreign lenders, these loans must be registered with SAFE, and if we finance Bohai by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the Ministry of Commerce, or their respective local counterparts.  These limitations could affect Bohai’s ability to obtain foreign exchange through debt or equity financing.

The PRC government also may at its discretion restrict access in the future to foreign currencies for current account transactions.  If the foreign exchange control system prevents us from obtaining foreign currency, we may be unable to pay the interest and principal on the Notes, pay dividends or meet obligations that may be incurred in the future that require payment in foreign currency.

The PRC State Administration of Foreign Exchange restrictions on the use of offshore holding companies in mergers and acquisitions in China may create regulatory uncertainties that could restrict or limit our ability to operate.

In November 2005, SAFE issued a public notice, known as Circular 75, concerning foreign exchange registrations that are required in order to use of offshore holding companies in mergers and acquisitions in China.  The public notice provides that if an offshore company controlled by PRC residents intends to acquire a PRC company, such acquisition will be subject to registration with the relevant foreign exchange authorities.  The public notice also suggested that registration with the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of shares in an offshore holding company that owns an onshore company.  PRC residents must each submit a registration form to the local SAFE branch with respect to their ownership interests in the offshore company, and must also file an amendment to such registration if the offshore company experiences material events, such as changes in the share capital, share transfer, mergers and acquisitions, spin-off transactions or use of assets in China to guarantee offshore obligations.

Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by: (i) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership; (ii) adding requirements relating to the source of the PRC resident’s funds used to establish or acquire the offshore entity; (iii) covering the use of existing offshore entities for offshore financings; (iv) purporting to cover situations in which an offshore special purpose vehicle, or SPV, establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (v) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds.  Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings.  In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions.  Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

The PRC regulatory authorities may take the view that our acquisition of indirect ownership and controlling interest in Bohai through VIE arrangements shall be subject to SAFE approval and registration. Any adverse action taken against us by PRC regulatory authorities could significantly and negatively impact our operations and the trading market for our common stock.

PRC regulations and potential registration requirements relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate.  Similarly, our failure to obtain the prior approval of PRC authorities for our January 2010 private placement and the listing and trading of our common stock could have a material adverse effect on our business, operating results, reputation and trading price of our common stock.

On August 8, 2006, the PRC Ministry of Commerce (“MOC”), joined by the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”) and SAFE, released a substantially amended version of the Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises (the “Revised M&A Regulations”), which took effect September 8, 2006.  These new rules significantly revised China’s regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises.  These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOC as a key regulator for issues related to mergers and acquisitions in China and requiring MOC approval of a broad range of merger, acquisition and investment transactions.  Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

Among other things, the revised M&A Regulations include new provisions that purport to require that an offshore SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange.  On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings.  However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.

Our principal stockholder, Glory Period, is 100% owned by Joshua Tan, a Singapore citizen.  As of September 21, 2010, Glory Period holds 54.19% of our outstanding common stock.  Mr. Tan and Mr. Qu (the principal founder of Bohai and our Chairman, President and Chief Executive Officer) entered into the Call Option Agreement on December 7, 2009 by which Mr. Qu has an option to acquire all the issued and outstanding shares of Glory Period within three years for nominal consideration.  Chance High, as the wholly owned subsidiary of our company, formed WFOE on November 23, 2009 and WFOE obtained effective and substantial control over Bohai further through executing the VIE Agreements on December 7, 2009 by and among WFOE, Bohai and the three shareholders of Bohai (including Mr. Qu).  The PRC regulatory authorities may take the view that entry into the VIE Agreements by WFOE and Bohai resulting in Mr. Qu, a PRC resident becoming the majority owner and effective controlling party of our company which acquired 100% indirect ownership of Bohai.  The PRC regulatory authorities may also take the view that the relevant parties should fully disclose to SAFE or MOC of the overall restructuring arrangements, the existence of the Share Exchange and related VIE Agreements.  If the PRC regulatory authorities take the view that the Share Exchange and VIE arrangement constitutes a reverse ,merger or round-trip investment under the M&A Regulations, we cannot assure you we may be able to obtain the approval required from the national offices of MOC.

If the PRC regulatory authorities take the view that the Share Exchange and the VIE Agreements constitutes a reverse merger acquisition or round-trip investment without the approval of the national offices of MOC, they could invalidate the Share Exchange and VIE Agreements.  Additionally, the PRC regulatory authorities may take the view that any public offering plan of us will require the prior approval of CSRC.  If we cannot obtain MOC or CSRC approval in case we are required to do so, our business and financial performance will be materially adversely affected.  We may also face regulatory actions or other sanctions from the MOC or other PRC regulatory agencies.  These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from the Private Placement into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock.

 Also, if later the CSRC requires that we obtain its approval, we may be unable to obtain a waiver of the CSRC approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our common stock.  Furthermore, published news reports in China recently indicated that the CSRC may have curtailed or suspended overseas listings for Chinese private companies. These news reports have created further uncertainty regarding the approach that the CSRC and other PRC regulators may take with respect to transactions that we have engaged in our may in the future engage in.  Any adverse action taken against us by PRC regulatory authorities could significantly and negatively impact our operations and the trading market for our common stock.

Because our assets are located outside of the United States and half of our directors, including our Chairman, and the majority of our officers reside outside of the United States, it may be difficult for you to enforce your rights based on the United States federal securities laws against us and these persons in the United States or to enforce judgments of United States courts against us or him in the PRC.

Our Chairman of the Board and principal executive officer, Mr. Qu, resides outside of the United States in China.  In addition, another of our directors and a majority of our officers are also located in China.  Furthermore, our operating subsidiary is located in the PRC and all of its assets are located outside of the United States.  China does not have a treaty with United States providing for the reciprocal recognition and enforcement of judgments of courts.  It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the United States federal securities laws against us in the courts of either the United States or the PRC and, even if civil judgments are obtained in courts of the United States, to enforce such judgments in the PRC courts.  Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties, under the United States federal securities laws or otherwise.

We may have limited legal recourse under PRC laws if disputes arise under our contracts with third parties.

The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade.  However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable.  If our new business ventures are unsuccessful, or other adverse circumstances arise from these transactions, we face the risk that the parties to these ventures may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding the financial and business operations of these acquired companies.  The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under PRC laws, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring.  The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.  Although legislation in China over the past 30 years has significantly improved the protection afforded to various forms of foreign investment and contractual arrangements in China, these laws, regulations and legal requirements are relatively new and their interpretation and enforcement involve uncertainties, which could limit the legal protection available to us, and foreign investors, including you.  The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital and could have a material adverse impact on our operations.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. We have not established formal policies or procedures for prohibiting or monitoring this conduct, and we can not assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with SAFE.  We may also face regulatory uncertainties that could restrict our ability to adopt equity compensation plans for our directors and employees and other parties under PRC laws.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also know as “Circular 78.”  It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-PRC listed company, such as our company, after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan.  In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007.  We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming.

In the future, we may adopt an equity incentive plan and make numerous stock option grants under the plan to our officers, directors and employees, some of whom are PRC citizens and may be required to register with SAFE.  If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees. In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

Due to various restrictions under PRC laws on the distribution of dividends by our PRC operating companies, we may not be able to pay dividends to our stockholders.

The Wholly-Foreign Owned Enterprise Law (1986), as amended and the Wholly-Foreign Owned Enterprise Law Implementing Rules (1990), as amended and the Company Law of the PRC (2006) contain the principal regulations governing dividend distributions by wholly foreign owned enterprises. Under these regulations, wholly foreign owned enterprises, such as WFOE, may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, WFOE is required to set aside a certain amount of their accumulated profits each year, if any, to fund certain reserve funds.  These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes.

Furthermore, if our consolidated subsidiaries in China incur debt on their own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or our consolidated subsidiaries are unable to receive all of the revenues from our operations due to these contractual or dividend arrangements, we may be unable to pay dividends on our common stock.

We may have difficulty establishing adequate management, governance, legal and financial controls in the PRC.

The PRC historically has been deficient in western style management, governance and financial reporting concepts and practices, as well as in modern banking, and other control systems.  Our current management has little experience with western style management, governance and financial reporting concepts and practices, and we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC.  As a result of these factors, and especially given that we expect to be a publicly listed company in U.S. and subject to regulation as such, we may experience difficulty in establishing management, governance legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet western standards.  We may have difficulty establishing adequate management, governance, legal and financial controls in the PRC.  Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002 and other applicable laws, rules and regulations.  This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002.  Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business and the public announcement of such deficiencies could adversely impact our stock price.

It may be difficult to protect and enforce our intellectual property rights under PRC laws.

Intellectual property rights in China are still developing, and there are uncertainties involved in the protection and the enforcement of such rights.  We will need to pay special attention to protecting our intellectual property and trade secrets.  Failure to do so could lead to the loss of a competitive advantage that could not be compensated by our damages award.

If our land use rights are revoked, we would have no operational capabilities.

Under Chinese law land is owned by the state or rural collective economic organizations. The state issues to tenants the rights to use property.  Use rights can be revoked and the tenants forced to vacate at any time when redevelopment of the land is in the public interest.  The public interest rationale is interpreted quite broadly and the process of land appropriation may be less than transparent.  Through our operating subsidiary Bohai, we rely on these land use rights as the cornerstone of our operations for both our manufacturing facility and our corporate headquarters.  The loss of such rights would have a material adverse effect on our company as we would be required to relocate our facilities and obtain new land use rights, and there is a risk that we would not be able to accomplish such a relocation with reasonable cost or at all.  In addition, we currently do not maintain a land use right certificate for a piece of land located in Xingfu Twelve Village of Zhifu District with the area of 11,222 square meters, on which we have built our corporate headquarters.  In the process of the planning of Yantai City, the usage of this land use right has been changed from “industrial use” to “commercial use” and therefore, the process for the land use right certificate on five relevant parcels of land including the land occupied by Bohai is suspended until the completion of the planning.  We can not assure you that we will eventually obtain the land use right certificate for this land with reasonable cost.

Risks Related to Our Common Stock

Trading in our common stock has been extremely limited, so investors may not be able to sell as many of their shares as they want at prevailing prices.

Our common stock is listed for quotation on OTCBB and the OTCQB under the symbol “BOHP”, but trading in our common stock has been extremely limited.  Trading in our common stock may not fully evolve for a variety of reasons, and even if a market for our stock develops, it may continue to be limited.  If limited trading in the common stock continues, it may be difficult for investors to sell such shares in the public market at any given time at prevailing prices.  Also, the sale of a large block of common stock, should it occur, could depress the market price of the common stock to a greater degree than a company that typically has a higher volume of trading of its securities.

The registration statement concerning the shares of common stock underlying the Notes and Warrants may not remain effective, which could impact the liquidity of our common stock.

Under the terms of our January 2010 Registration Rights Agreement, we are obligated to include the shares of common stock underlying the Notes and Warrants in an effective registration statement.  From time to time, it will be necessary for us to file post-effective amendments to the registration statement when subsequent events so require.  We intend to use our best efforts to keep the registration statement current, but we may not be able to do so.  If the registration statement is not current in the future, we will incur penalties and investors’ ability to sell the shares of common stock underlying the Notes and Warrants will be limited, which would have a material adverse effect on the liquidity of our common stock.

There is currently limited trading in our common stock, and the limited public trading market that may develop in the future may cause extreme volatility in our stock price.

Although our common stock is listed for quotation on the OTCBB and the OTCQB, there has been until only recently extremely limited trading in our stock.  Even if a market for our common stock does develop, there is a risk that a meaningful, consistent and liquid trading market may not develop.  Moreover, stocks with limited trading markets have historically experienced extreme price and volume fluctuations and have particularly affected the market prices of many smaller companies like us.  Our common stock is thus expected to be subject to significant volatility when and if meaningful trading commences.  Sales of substantial amounts of our common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock.

An active and visible trading market for our common stock may not develop.

We cannot predict whether an active market for our common stock will develop in the future.  In the absence of an active trading market:

•	Investors may have difficulty buying and selling or obtaining market quotations;

•	Market visibility for our common stock may be limited; and

•	A lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

The OTCBB and OTCQB are unorganized, inter-dealer, over-the-counter markets that provides significantly less liquidity than NASDAQ or the NYSE AMEX.  The trading price of the common stock is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts’ earnings estimates, announcements of innovations by us or our competitors, general conditions in the industry in which we operate and other factors.  These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of our common stock.

The market price for our stock may be volatile.

The market price for our stock may be volatile and subject to wide fluctuations due to factors such as:

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in financial estimates by securities research analysts;

•	conditions in pharmaceutical markets;

•	changes in the economic performance or market valuations of other pharmaceutical companies;

•	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	addition or departure of key personnel;

•	fluctuations of exchange rates between RMB and the U.S. dollar;

•	intellectual property or other litigation; and

•	general economic or political conditions in China.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies.  These market fluctuations may also materially and adversely affect the market price of our stock.

The accounting treatment for our convertible securities is complex and subject to judgments concerning the valuation of embedded derivative rights within the applicable securities.  Fluctuations in the valuation of these rights could cause us to take charges to our earnings and make our financial results unpredictable.

Our Notes and Warrants issued in January 2010 contain, or may be deemed to contain from time to time, embedded derivative rights in accordance with GAAP.  These derivative rights, or similar rights in convertible securities we may issue in the future, need to be, or may need to be, separately valued as of the end of each accounting period in accordance with GAAP.  Changes in the valuations of these rights, the valuation methodology or the assumptions on which the valuations are based could cause us to take charges to our earnings, which would adversely impact our results of operations.  Moreover, the methodologies, assumptions and related interpretations of accounting or regulatory authorities associated with these embedded derivatives are complex and in some cases uncertain, which could cause our accounting for these derivatives, and as a result, our financial results, to fluctuate.  There is a risk that questions could arise from investors or regulatory authorities concerning the appropriate accounting treatment of these instruments, which could require us to restate previous financial statements, which in turn could adversely impact our results of operations, our reputation and our public stock price.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

Pursuant to the terms of the Registration Rights Agreement and Securities Purchase Agreement, we filed a registration statement with the SEC to register the common stock underlying the Notes, Warrants and Placement Agent Warrants for public resale.  All of such shares may be freely sold and transferred following conversion or exercise of the Notes and Warrants if such registration statement remains effective.  Additionally, concurrently with the closing of the Private Placement, we engaged in a Share Exchange, and following the Share Exchange, the former shareholders of Chance High (other than Glory Period) may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to such registration statement or SEC Rule 144, subject to certain limitations.  In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied an one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale.  As of the date of this Annual Report, and not accounting for the shares of common stock underlying the Notes and Warrants issued in our January 2010 private placement, 1% of our issued and outstanding shares of common stock equals approximately165,000 shares.  Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate that has satisfied a one-year holding period.  Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

Our controlling stockholder may exercise significant influence over us.

Our controlling stockholder, Glory Period Limited, owns approximately 55% of our outstanding common stock as of the closing of the Share Exchange.  Tan is the sole shareholder of Glory Period and Qu is the sole director of Glory Period.  Either Tan or Qu has a controlling influence in determining the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions.  Tan and Qu may also have the power to prevent or cause a change in control.  In addition, without the consent of Tan and Qu, we could be prevented from entering into transactions that could be beneficial to us.  As Qu serves as our principal executive officer and Tan has provided consulting services to Bohai in the past, the interests of Tan and Qu may differ from the interests of our other stockholders, which could create conflicts of interest and the potential for approval of actions which may not be in the best interests of all of our stockholders.

Compliance with complex and changing regulation of corporate governance and public disclosure, and our management’s inexperience with such regulations, will result in additional expenses and creates a risk of non-compliance.

Changing laws, regulations and standards relating to corporate governance and public legal and accounting disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting.  Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.  In addition, our management located in the PRC has little experience with compliance with U.S. laws (including securities laws).  This inexperience may cause us to fall out of compliance with applicable regulatory requirements, which could lead to restatements of our financial statements, breaches of covenants in our investor agreements, regulatory enforcement actions against us and a negative impact on our stock price and our business generally.  The challenges we have with properly complying with applicable disclosure and accounting regulations were evidenced when we were required to restate our financial statements for the period ended March 31, 2010 to account for the embedded derivative liabilities associated with Notes and Warrants.  There is a risk that we will face similar challenges in the future.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

We are subject to reporting obligations under the U.S. securities laws.  The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of our internal controls over financial reporting.  In addition, we may be required to have an independent registered public accounting firm attest to and report on management’s assessment of the effectiveness of our internal controls over financial reporting.  Our management may conclude that our internal controls over our financial reporting are not effective.  Moreover, even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our management’s assessment or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us.  Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future.  Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to prevent fraud.  As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our stock.  Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.  Moreover, because our management is located principally in China and for the most part speaks only Chinese, we may experience difficulties in effectively communicating developments to our board of directors and U.S-based advisors, which could lead to deficiencies in our internal accounting and public reporting, which in turn could negatively impact investor perception of our company and our reported results of operations and accounting.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which is currently and will be quoted for trading on OTCBB and the OTCQB, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Exchange Act, as amended.  Our common stock may be a “penny stock” if it meets one or more of the following conditions: (i) the stock trades at a price less than $5 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is not quoted on the Nasdaq Capital Market, or even if so, has a price less than $5 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.  The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act.  For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account.  Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.  This procedure requires the broker-dealer to: (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.  Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth. As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income. Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future. Moreover, investors may not be able to resell their common stock at or above the price they paid for them.

INVESTOR SUITABILITY QUESTIONNAIRE
FOR NON-U.S. INVESTORS AS DEFINED IN RULE 902 OF REGULATION S

CONFIDENTIAL

Bohai Pharmaceuticals Group, Inc. (the “Company”) will use the responses to this questionnaire to qualify prospective investors for purposes of federal and state securities laws. Please complete, sign, date and return one copy of this questionnaire as soon as possible, via mail or facsimile, to:

[INSERT NAME AND CONTACT INFORMATION OF COMPANY OFFICER]

Name:
(EXACT NAME AS IT SHOULD APPEAR ON SECURITIES)

1.	Please indicate the country in which you maintain your principal residence and how long you have maintained your principal residence in that country.

Country:

Duration:

Address:

Email Address:

You agree that the Company may present this questionnaire to such parties as the Company deems appropriate to establish the availability of exemptions from registration under federal and state securities laws. You represent that the information furnished in this questionnaire is true and correct and you acknowledge that the Company and its counsel are relying on the truth and accuracy of such information to comply with federal and state securities laws. You agree to notify the Company promptly of any changes in the foregoing information that may occur prior to the investment.

(Signature)

Title or capacity of signing party if the subscriber is partnership, corporation, trust or other non-individual entity

Date:

I. INDIVIDUAL INVESTORS:

(Investors other than individuals should turn to Part II)

INITIAL EACH BOX TRUE OR FALSE OR COMPLETE, AS APPROPRIATE

Disclosure of Foreign Citizenship.

1.	______ ________ True False	You are a citizen of a country other than the United States.

2.	_________________	If the answer to the preceding question is true, specify the country of which you are a citizen.

Verification of Status as a Non-“U.S. Person” under Regulation S.

3.	______ ________ True False	You are a natural person resident in the United States.

PLEASE PROVIDE COPIES OF THE IDENFICATION DOCUMENTS ISSUED BY THE COUNTRY OF WHICH YOU ARE A CITIZEN.

PLEASE TURN TO PART III AND SIGN AND DATE THIS QUESTIONNAIRE

II. NON-INDIVIDUAL INVESTORS:*

(Please answer Part II only if the purchase is proposed to be undertaken by a corporation, partnership, trust or other entity)

•	If the investment will be made by more than one affiliated entity, please complete a copy of this questionnaire for EACH entity.

•	PLEASE PROVIDE COPIES OF THE FORMATION DOCUMENTS ISSUED BY THE COUNTRY IN WHICH YOU WERE FORMED.

INITIAL EACH BOX TRUE OR FALSE

Disclosure of Foreign Ownership.

1.	_____ _________ True False	You are an entity organized under the laws of a jurisdiction other than those of the United States or any state, territory or possession of the United States (a "Foreign Entity").

2.	_____ _________ True False
You are a corporation of which, in the aggregate, more than one-fourth of the capital stock is owned of record or voted by Foreign Citizens, Foreign Entities, Foreign Corporations (as defined below) or Foreign partnerships (as defined below) (a "Foreign Corporation")

3.	_____ _________ True False
You are a general or limited partnership of which any general or limited partner is a Foreign Citizen, Foreign Entity, Foreign Government, Foreign Corporation or Foreign Partnership (as defined below) (a "Foreign Partnership")

4.	_____ _________ True False	You are a representative of, or entity controlled by, any of the entities listed in items 1 through 3 above.

              Verification of Status as a Non-“U.S. Person” under Regulation S.

1.	_____ _________ True False	You are a partnership or corporation organized or incorporated under the laws of the United States.

2.	_____ _________ True False
You are an estate of which any executor or administrator is a U.S. Person. If the preceding sentence is true, but the executor or administrator who is a U.S. Person is a professional fiduciary and (i) there is another executor or administrator who is a non-U.S. Person who has shared or sole investment discretion with respect to the assets of the estate; and (ii) the estate is governed by foreign law, you may answer “False.”

3.	_____ _________ True False
You are a trust of which any trustee is a U.S. Person. If the preceding sentence is true, but the trustee who is a U.S. Person is a professional fiduciary and (i) there is another trustee who is a non-U.S. Person who has shared or sole investment discretion with respect to the trust assets; and (ii) no beneficiary of the trust is a U.S. Person, you may answer “False.”

4.	_____ _________ True False	You are an agency or branch of a foreign entity located in the United States.

5.	_____ _________ True False	You are a non-discretionary or similar account (other than an estate or trust) held by a dealer or fiduciary for the benefit or account of a U.S. Person.

6.	_____ _________ True False
You are a discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized or incorporated, or (if an individual) resident in the United States. If the preceding sentence is true, but such account is held by a dealer or other professional fiduciary organized or incorporated, or resident in the United States for the benefit or account of a non-U.S. Person, you may answer “False.”

7.	_____ _________ True False
You are a partnership or corporation that was organized under the laws of any foreign jurisdiction by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act not organized or incorporated. If the preceding sentence is true, but you were organized or incorporated and are owned by accredited investors (as defined in rule 501(a) of Regulation D) who are not natural persons, estates or trusts, you may answer “False.”

8.	_____ _________ True False	You are an employee benefit plan established and administered in accordance with the law and customary practices and documentation of a country other than the United States.

9.	_____ _________ True False
You are an agency or branch of a U.S. Person located outside the United States that is (i) operated for valid business reasons; (ii) engaged in the business of insurance or banking; and (iii) subject to substantive insurance or banking regulation, respectively, where located.

10.	_____ _________ True False
You are the International Monetary Fund, the International Bank for Reconstruction and Development, the Inter-American Development Bank, the Asian Development Bank, the African Development Bank, the United Nations, or one of their agencies, affiliates or pension plans.

III. SIGNATURE

You agree that the Company may disclose this questionnaire to such parties as the Company deems appropriate to establish the availability of exemptions from registration under federal and state securities laws. You represent that the information furnished in this questionnaire is true, complete and correct and you acknowledge that the Company and its counsel are relying on the truth and accuracy of such information to comply with federal and state securities laws. You agree to notify the Company promptly of any changes in the foregoing information that may occur prior to the investment.

FOR INDIVIDUALS:

(Signature)

Date:

FOR ENTITIES:

Name of Entity

(Signature)

Name of Signing Party

Title of Signing Party

Date: